Exhibit 4.10

Execution Copy

SHAREHOLDERS’ AGREEMENT

By and among

GENERAL ELECTRIC INTERNATIONAL OPERATIONS COMPANY, INC.

GOLDEN MEDITECH (BVI) COMPANY LIMITED

CHENGXUAN INTERNATIONAL LTD.

and

CHINA MEDICAL TECHNOLOGIES, INC.

Dated as of June 27, 2005

i

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”), is entered into as of June 27, 2005, by and among:

A. CHINA MEDICAL TECHNOLOGIES, INC., a company incorporated in the Cayman Islands with limited liability with its registered address at Walkers SPV Limited, Walker House, Mary Street, PO Box 908GT, George Town, Grand Cayman, Cayman Islands (the “Company”);

B. CHENGXUAN INTERNATIONAL LTD., a company incorporated in the British Virgin Islands with limited liability with its registered address at The Mill Mall, PO Box 92, Road Town, Tortola, British Virgin Islands, (“Chengxuan”);

C. GENERAL ELECTRIC INTERNATIONAL OPERATIONS COMPANY, INC., a company incorporated in Delaware, the United States with its registered address at Corporate Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware, United States of America, (“GE”); and

D. GOLDEN MEDITECH (BVI) COMPANY LIMITED, a company incorporated in the British Virgin Islands with limited liability with its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Meditech”).

RECITALS

WHEREAS, the Company, Chengxuan, GE and Meditech are parties to a Shareholders’ Agreement dated as of January 19, 2005 (the “Existing Shareholders’ Agreement”); and

WHEREAS, the parties hereto desire to terminate the Existing Shareholders’ Agreement upon the consummation of the Initial Public Offering (as defined below) and to enter into this Agreement in substitution thereof;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01 Certain Defined Terms.

For the purposes of this Agreement:

“Affiliate” means, with respect to any specified Person who is an individual, such Person’s spouse and children under 18, and with respect to other specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Board” means the board of directors of the Company.

“Business” means the research, development, production, marketing, distribution and sale by the Company’s subsidiary, YDME of medical devices and equipment, including but not limited to high intensity-focused ultrasonic devices for treatment of tumors.

“Director” means a Person who is a member of the Board.

“Initial Public Offering” means the first underwritten public offering of the Ordinary Shares of the Company or American Depositary Shares representing such Ordinary Shares on an internationally recognized stock exchange or automated securities trading system with total offering proceeds of at least U.S. $25 million, after the payment of all fees and expenses of such offering.

“Ordinary Shares” means the ordinary shares, par value US$0.1 per share, of the Company.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“PRC” means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

“Shareholders” means Chengxuan, GE and Meditech and any other signatory hereto who is deemed a “Shareholder” pursuant to the terms of this Agreement.

“Supply Agreement” means the GE Ultrasonic Equipment Supply Agreement, dated as of March 19, 2003 and the amended agreement dated as of November 16, 2004, between YDME and GE (China) Co., Ltd.

“Third Party” means, with respect to any Shareholder, any other Person (other than a Permitted Transferee of such Shareholder).

“YDME” means, Beijing Yuande Bio-Medical Engineering Co., Ltd., a wholly foreign-owned enterprise established under the laws of the PRC and a wholly-owned subsidiary of the Company.

SECTION 1.02 Definitions.

The following terms have the meanings set forth in the Section set forth opposite such term:

Definition	Location
“Agreement”	Preamble
“Chengxuan”	Preamble
“Company Exclusivity Period”	2.03(a)
“Company”	Preamble
“GE Exclusivity Period”	2.03(b)
“GE”	Preamble

Definition	Location
“Meditech”	Preamble
“Opportunity Notice”	2.03(a)
“Project Notice”	2.03(b)

SECTION 1.03 Interpretation and Rules of Construction.

In this Agreement, except to the extent that the context otherwise requires:

(i)	when a reference is made in this Agreement to an Article, Section Schedule, Preamble or Recitals, such reference is to an Article, Section, Preamble or Recitals of, or a Schedule to, this Agreement unless otherwise indicated;

(ii)	the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)	whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)	the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v)	all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi)	the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii)	any law defined or referred to herein or in any agreement or instrument that is referred to herein means such law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor laws;

(viii)	references to a Person are also to its permitted successors and assigns; and

(ix)	the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE 2

AGREEMENTS

SECTION 2.01 Observer Right.

A representative of GE may attend all meetings of the Board in a nonvoting capacity; provided that such representative shall not disclose any business of the Board to any Person, other than GE or its Affiliate, unless compelled to do so by judicial or administrative process or by other requirement of applicable law. The Company shall give written notice to GE at least ten days prior to each meeting of the Board, specifying the time, place and agenda of such meeting. Such representative shall be entitled to receive (i) all documents and materials submitted to the Board for review or approval, (ii) true and complete copies of minutes of all Board meetings and (iii) any other information given to any Director in the same manner and at the same time as such documents, materials and information are given to any such Director. The Company shall reimburse GE’s representative for reasonable expenses incurred by such representative in connection with the Board meetings consistent with the Company’s reimbursement of the Directors.

SECTION 2.02 Use of Names.

Neither the Company nor any of its Affiliates shall use the names of any Shareholder or any Affiliate of a Shareholder in any press release, notice or other publication without the prior consent of such Shareholder, which consent shall not be unreasonably withheld; provided that the Company may use the names of any Shareholder or any Affiliate of a Shareholder in a disclosure if, in the opinion of counsel reasonably acceptable to such Shareholder, such disclosure document which is required by the United States securities laws or any other government laws and regulations, or the rules and regulations of the securities exchange or automated securities trading system where the Company’s securities will be listed or traded upon the Initial Public Offering.

SECTION 2.03 Use of Clinical Database.

GE and Meditech and their respective Affiliates shall have complete access to, and full use of, without any restriction and free of royalty fees or other fees, data relating to clinical cases obtained by YDME from hospitals and other medical institutions and any medical professional using YDME’s high intensity-focused ultrasonic device for any lawful purpose in connection with their business, provided that YDME has obtained the necessary consent from such hospitals and other medical institutions and any medical professional. Such data shall include, but shall not be limited to, hospital survey information, medical record information, test reports and imaging records before and after treatment.

SECTION 2.04 No Exclusivity; Corporate Opportunity.

(a) In the event a Shareholder is offered, presented with or develops a business opportunity that is primarily based in the PRC and such business opportunity is competitive with the high-intensity-focused ultrasonic business of the Company or its Affiliates in the PRC, irrespective of whether such Shareholder believes that the Company would be able (financially or otherwise) or willing to pursue such business opportunity, such Shareholder shall, prior to taking or failing to take any action that would reasonably prevent the Company from pursuing such business opportunity, provide the Company with notice of its intention to pursue such business opportunity (an “Opportunity Notice”). The Opportunity Notice shall describe the business opportunity in reasonable detail and shall specify an estimate of the cost and other terms and conditions on which it proposes to pursue such business opportunity.

(i)	Following delivery of the Opportunity Notice, such Shareholder and the Company shall discuss the Company’s participation in such business opportunity in good faith for a period of time (the “Company Exclusivity Period”) expiring on the earlier of:

(A)	thirty days from delivery of the Opportunity Notice; and

(B)	the date on which the Company notifies such Shareholder that it is not interested in pursuing such business opportunity.

(ii)	If the Company expresses an interest in pursuing such project, the Shareholder shall use reasonable efforts to enable the Company to participate in such project. The Shareholder shall be free to pursue such business opportunity as the Shareholder shall in its discretion determine (i) if no memorandum of understanding or comparable agreement is signed by the Shareholder and the Company during the Company Exclusivity Period or (ii) if the Shareholder and the Company sign a memorandum of understanding or comparable agreement, but no definitive agreement in respect of such memorandum of understanding or comparable agreement is executed by the Shareholder and the Company within three months after the signing of such memorandum of understanding or comparable agreement.

(b) (i) The Company agrees that, with respect to any high intensity-focused ultrasonic project that the Company proposes to undertake, including, without limitation, projects relating to the joint venture between the Company and InSightec-Image Guided Treatment Ltd. as a result of their cooperation or the development of new facilities anywhere in the world, the Company will provide GE with notice of its intention to undertake such project (a “Project Notice”). The Project Notice shall describe the project in reasonable detail and shall specify an estimate of the cost and other terms and conditions on which it proposes to undertake such project.

(ii)	Following delivery of the Project Notice, the Company and GE shall discuss GE’s participation in such project in good faith for a period of time (the “GE Exclusivity Period”) expiring on the earlier of:

(A)	thirty days from delivery of the Project Notice; and

(B)	the date on which GE notifies the Company that it is not interested in pursuing such project.

(iii)	If GE expresses an interest in pursuing such project, the Company shall use reasonable efforts to enable GE to participate in such project. The Company shall be free to pursue such project or otherwise dispose of such project opportunity as the Company shall in its discretion determine (i) if no memorandum of understanding or comparable agreement is signed by the Company and GE during the GE Exclusivity Period or (ii) if the Company and GE sign a memorandum of understanding or comparable agreement, but no definitive agreement in respect of such memorandum of understanding or comparable agreement is executed by the Company and GE within three months after the signing of such memorandum of understanding or comparable agreement.

SECTION 2.05 Transactions Between the Company and the Shareholders or Their Affiliates.

(a) No transaction between the Company or its Affiliate, on the one hand, and any Shareholder or its Affiliates, on the other hand, shall be entered into or conducted, and no material terms thereof shall be changed or waived, unless the terms of such transaction or any such proposed change or waiver are approved by the Company’s audit committee and unanimously approved by the Board; provided that no such approval of the Board shall be required with respect to (i) the purchase and sale of ultrasonic or other medical imaging equipment designed as a component of, or for use with the products of, the Company and its Affiliates pursuant to the Supply Agreement, and (ii) the distribution of the products of YDME by GE or any Affiliates of GE pursuant to Section 2.05(b).

(b) The Company hereby grants GE a right of first refusal to act, or to designate one or more of GE’s Affiliates to act, as the sole and exclusive distributor of the high intensity-focused ultrasonic device of YDME outside the PRC. Such distribution may be conducted directly or indirectly (through dealer or other channels) by GE or any Affiliates of GE. It is understood that the terms of any agreement entered into pursuant to the right of first refusal shall be subject to the approval of the Company’s audit committee, which approval shall not be unreasonably withheld or delayed.

(c) In the event that (i) the Company sells or otherwise transfers all or substantially all of the assets of the Company or its Business to any Person, or (ii) the Company or YDME consolidates with or merges into any Person and would not be the continuing or surviving corporate of such consolidation or merger, the Company shall cause such Person to assume and agree to perform and discharge the obligations of YDME under the Supply Agreement and under or arising from Section 2.04(a). Any such sale, transfer, consolidation or merger shall be of no force and effect unless such Person has agreed to assume, perform and discharge the obligations of YDME under the Supply Agreement and under or arising from Section 2.04(a).

SECTION 2.06 Business Conduct.

The Company will at all times conduct its business in accordance with applicable laws and in an ethical manner. The Company acknowledges receipt of GE’s policy in this regard, entitled “Integrity: The Spirit and Letter of Our Commitment”.

ARTICLE 3

MISCELLANEOUS

SECTION 3.01 Term.

This Agreement shall become effective upon the consummation of the Initial Public Offering and shall continue until terminated by mutual written agreement of the parties; provided, that the rights and obligations of a Shareholder contained in this Agreement will cease to exist if the Shareholder’s ownership interest in the Company falls below 5% of the outstanding shares, calculated on a fully diluted basis. For the avoidance of doubt, any termination of this Agreement with respect to one Shareholder shall not prejudice the rights and obligations of any other Shareholder hereunder, or the rights and obligations of the Company with respect to any other Shareholder. This Agreement shall continue to be in full force and effect with respect to such other Shareholder.

SECTION 3.02 Expenses.

Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

SECTION 3.03 Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a responsible overnight courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.03):

(a)	if to the Company:

China Medical Technologies, Inc.

24 Yongchang North Road

Beijing Economic-Technological Development Area

Beijing 100176

Telecopy: (8610) 6788-4642

Attention: Mr. Xiaodong Wu

With a copy to:

Latham & Wartkins LLP

41st Floor

One Exchange Square

8 Connaught Place, Central

Hong Kong

Telecopy: (852) 2522-7006

Attention: David Zhang, Esq.

(b)	if to Chengxuan:

Chengxuan International Ltd.

24 Yongchang North Street

Beijing Economic and Technology Development Zone

Beijing 100176

Telecopy: (8610) 6788-4642

Attention: Mr. Xiaodong Wu

With a copy to:

Latham & Wartkins LLP

41st Floor

One Exchange Square

8 Connaught Place, Central

Hong Kong

Telecopy: (852) 2522-7006

Attention: David Zhang, Esq.

(c)	if to GE:

General Electric International Operations Company, Inc.

1 Yongchang North Road

Beijing Economic-Technological Development Area

Beijing 100176

Telecopy: (8610) 6787-5022

Attention: Qiao Gangliang, Esq.

with a copy to:

Shearman & Sterling LLP

2318 China World Tower Two

1 Jianguomenwai Dajie

Chaoyang District

Beijing 100004

Telecopy: (8610) 6505-1818

Attention: Lee Edwards, Esq.

(d)	if to Meditech:

Golden Meditech (BVI) Company Limited

Suite A, 36/F, Bank of China Tower

1 Garden Road

Central, Hong Kong

Telecopy: (852) 2868-6981

Attention: Ms. Ting (Tina) Zheng

with a copy to:

Jones Day

31st Floor, Edinburgh Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Telecopy: (8610) 2868-5871

Attention: Barbara Mok, Esq.

SECTION 3.04 Public Announcements.

Except as required by law or by the requirements of any securities exchange on which the securities of any party hereto are listed, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the Company and each of the Shareholders, and the Company and the Shareholders shall cooperate as to the timing and contents of any such press release or public announcement.

SECTION 3.05 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 3.06 Waiver.

Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 3.07 Amendment.

This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, all parties hereto or (b) by a waiver in accordance with Section 3.06.

SECTION 3.08 Assignment and Succession.

This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Company and the Shareholders (which consent may be granted or withheld in the sole discretion of each party). The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 3.09 No Third Party Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever.

SECTION 3.10 Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 3.11 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without regard to the principles of conflicts of law thereof. The parties hereto irrevocably submit to the non-exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 3.12 Headings.

The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to described, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

SECTION 3.13 Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories hereunto duly authorized as of the date first above written.

CHINA MEDICAL TECHNOLOGIES, INC.

By:	/s/
Name:	Xiaodong Wu
Title:	Chief Executive Officer

CHENGXUAN INTERNATIONAL LTD.

By:	/s/
Name:	Xiaodong Wu
Title:	Director

GENERAL ELECTRIC INTERNATIONAL OPERATIONS COMPANY, INC.

By:	/s/
Name:	Chih Chen
Title:

GOLDEN MEDITECH (BVI) COMPANY LIMITED

By:	/s/
Name:	Kam Yuen
Title:	Director